UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) August 2, 2019

Quotient Technology Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 Logue Avenue Mountain View, California 94043
(Address of principal executive offices)

(650) 605-4600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	QUOT	New York Stock Exchange

Item 2.02 Results of Operations and Financial Condition

On August 6, 2019 Quotient Technology Inc. (the “Company”) issued a press release regarding its financial results for the second quarter ended June 30, 2019. A copy of the Press Release is furnished as Exhibit 99.1 to this current report.

The information set forth under Item 2.02 and in the press release attached hereto shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Principal Executive Officer and Director

On August 2, 2019, Mr. Mir Aamir stepped down as the Company’s President and Chief Executive Officer.  In connection with his departure, Mr. Aamir resigned from the Board of Directors of the Company (the “Board”) effective August 2, 2019.  Mr. Aamir’s departure is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Consistent with the terms of the Company’s Change of Control and Severance Agreement with Mr. Aamir filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2016 (the “Aamir Severance Agreement”), Mr. Aamir will be eligible to receive: (i) a lump sum payment (less applicable withholding taxes) equal to twelve months of base salary continuation (excluding bonus or any pro ration thereof) and (ii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that Mr. Aamir would be required to pay to continue his group health coverage in effect on the date of Mr. Aamir’s termination of employment, multiplied by 12.

In addition, Mr. Aamir has agreed to provide certain transition and strategic consulting services to the Company on an as-needed basis through December 31, 2020, unless earlier terminated by mutual agreement, or by the Company or Mr. Aamir under certain circumstances.  As consideration for the consulting services to be provided by Mr. Aamir, the Company agreed to provide for the continued vesting of his outstanding equity awards during the term of the arrangement.

The foregoing benefits are subject to the terms and conditions of the Aamir Severance Agreement, including Mr. Aamir’s timely execution of an effective separation agreement and release of claims against the Company following the termination date.

Appointment of Principal Executive Officer

On August 2, 2019, the Board appointed Steven Boal as its Chief Executive Officer (“CEO”), effective as of August 2, 2019. Mr. Boal will also become Chairman of the Board.

Mr. Boal, age 53, founded the Company in 1998. Mr. Boal has served as the Executive Chairman of the Board since September 2017, Chairman of the Board from February 2017 until September 2017 and has been a member of the Board since 1998. Mr. Boal served as the CEO from 1998 until September 2017 and as President of the Company from 1998 until September 2015. Prior to founding Quotient, Mr. Boal served as Vice President of Business Development for Integral Development Corporation, a privately held financial software company. Mr. Boal holds a B.A. from the State University of New York at Albany.

In connection with his appointment as CEO, Mr. Boal’s annual base salary will increase from $400,000 to $500,000.

There are no family relationships between Mr. Boal and any director or executive officer of the Company, and he has no indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than those disclosed under the section “Certain Relationships and Related Party Transactions” in the Company’s definitive proxy statement for the Company’s 2019 annual meeting of stockholders filed with the SEC on April 22, 2019.

Departure of Director and Appointment and Compensation of President

On August 5, 2019, the Board appointed Scott Raskin as President of the Company, effective as of August 5, 2019.

In connection with this appointment, Mr. Raskin resigned as a member of the Board, effective August 5, 2019.  Mr. Raskin’s departure from the Board is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Raskin, age 57, has served on the Board since February 2017 and as Lead Independent Director since November 2017.  From June 2019 to August 2019, Mr. Raskin served as an operating partner with Khosla Ventures, a venture capital firm. Mr. Raskin served as the President and Chief Executive Officer at Spigit Inc. (formerly known as Mindjet), a provider of innovation management software from June 2006 until December 2018 (Spigit was acquired in December 2018). Prior to joining Spigit, Mr. Raskin served as President and Chief Operating Officer, from May 2001 to June 2006, at Telelogic AB, a publicly traded, international software company. Additionally, Mr. Raskin served as Chairman of the board of directors of Neology, a private company since June 2019. Mr. Raskin served as the Chairman of the board of directors of MariaDB, a Finnish private company, since January 2015. From January 2012 to July 2014, Mr. Raskin also served on the board of directors of Cision AB, a Swedish, publicly traded company, where he was also a member of the compensation committee of its board of directors. Mr. Raskin holds a B.B.A. from the University of Texas.

Offer Letter with Mr. Raskin

In connection with Mr. Raskin’s appointment as President, Mr. Raskin has entered into an offer letter (the “Offer Letter”) with the Company. Pursuant to the Offer Letter, Mr. Raskin will be paid an annual base salary of $450,000 and will be eligible for an annual bonus of up to 100% of Mr. Raskin’s base salary, pro rated for any partial year served. Mr. Raskin will also be eligible for the Company’s standard benefits programs.

Pursuant to the Offer Letter, subject to the approval of the Board or its Compensation Committee (the “Compensation Committee”), Mr. Raskin will be granted restricted stock units (“RSUs”) to acquire shares of the Company’s common stock (“Common Stock”) with a value of $4,000,000 pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and an award agreement. The RSUs will be scheduled to vest as to 25% of the RSUs on the one year anniversary of September 1, 2019 (the “Vesting Commencement Date”), and as to 6.25%% of the RSUs every three (3) months thereafter on the anniversary date of the Vesting Commencement Date.

Subject to the approval of the Board or the Compensation Committee, Mr. Raskin will also be granted an option (the “Stock Option”) to purchase shares of Common Stock with a value of $4,000,000 pursuant to the 2013 Plan and an award agreement with an exercise price equal to the fair market value of the Common Stock on the date of grant. The Stock Option will be scheduled to vest as to 25% of the shares subject to the Stock Option on the one-year anniversary of the Vesting Commencement Date, and as to 1/48 of the shares subject to the Stock Option each month thereafter.

Mr. Raskin entered into the Company’s standard form of indemnification agreement, a copy of which was previously filed on February 14, 2014 as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-193692) and the Company’s form of Change of Control Severance Agreement, as further described below.

There are no family relationships between Mr. Raskin and any director or executive officer of the Company, and he has no indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Change of Control Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2019.

Change of Control Agreement with Mr. Raskin

In connection with Mr. Raskin’s appointment, the Company also entered into a Change of Control Severance Agreement with Mr. Raskin.

Pursuant to the Change of Control Agreement, if Mr. Raskin’s employment with the Company is terminated without Cause (as such term is defined in the Change of Control Agreement) and not by reason of death or Disability (as such term is defined in the Change of Control Agreement), or, if Mr. Raskin terminates his employment with the Company for Good Reason (as such term is defined in the Change of Control Agreement), and, in any event, such termination does not occur within three months before or twelve months after a Change of Control (as such term is defined in the Change of Control Agreement) of the Company (the “Change of Control Period”), then provided Mr. Raskin signs and does not a revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, Mr. Raskin will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 100% of the Mr. Raskin’s annual base salary as in effect immediately prior to Mr. Raskin’s termination date, and (ii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that Mr. Raskin would be required to pay to continue Mr. Raskin’s group health coverage in effect on the date of Mr. Raskin’s termination of employment, multiplied by 12. In addition, if his employment with the Company is terminated without Cause and not by reason of death or Disability, or if he terminates his employment with the Company for Good Reason, in each case before the first anniversary of his start date, 25% of the shares subject to Mr. Raskin’s then-outstanding and unvested Equity Awards (as such term is defined in the Change of Control Agreement) will accelerate and become exercisable, to the extent applicable.

Pursuant to the terms of the Change of Control Agreement, if Mr. Raskin’s employment with the Company is terminated by the Company without Cause and not by reason of death or Disability or he terminates his employment with the Company for Good Reason, and, in any event, such termination occurs during the Change of Control Period, then provided Mr. Raskin signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, Mr. Raskin will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 150%, of Mr. Raskin's annual base salary as in effect immediately prior to Mr. Raskin’s termination date or, if greater, at the level in effect immediately prior to the Change of Control; (ii) a lump-sum payment (less applicable withholding taxes) equal to 150% of Mr. Raskin’s annual bonus for the year of termination at target level, as in effect immediately prior to Mr. Raskin’s termination date, or if greater, at the level in effect immediately prior to the Change of Control; (iii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that Mr. Raskin would be required to pay to continue Mr. Raskin’s group health coverage in effect on the date of Mr. Raskin’s termination of employment, multiplied by 18; and (iv) 100% of the Mr. Raskin’s then-outstanding and unvested Equity Awards will become vested in full and in the case of stock options and stock appreciate rights, will become exercisable.

In the event that the severance and other benefits payable to Mr. Raskin constitutes “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Raskin’s severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Raskin on an after-tax basis of the greatest amount of benefits.

The foregoing description of the Change of Control Agreement does not purport to be complete and is qualified in its entirety by reference to the Change of Control Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2019.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1        Press Release, dated August 6, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quotient Technology Inc.

By:	/s/ Ronald Fior
Ronald Fior
Chief Financial Officer and Treasurer

Date: August 6, 2019